                   VARIABLE ANNUITY GMDB REINSURANCE AGREEMENT



                                     Between

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
                    (Hereinafter called the "CEDING COMPANY")
                            Worcester, Massachusetts

                                       and

                        ACE TEMPEST LIFE REINSURANCE LTD.
                      (Hereinafter called the "REINSURER")
                                Hamilton, Bermuda

TABLE OF CONTENTS

                                                                    ARTICLE         PAGE
                                                                    -------         ----
Access to Records                                                         X           15
Arbitration                                                             XIV           17
Automatic Provisions                                                     IV            9
Currency                                                                XII           16
Definitions                                                               I            3
Effective Date, Term, and Termination                                   III            6
Experience Refund                                                       VII           12
Insolvency                                                             XIII           16
Litigation                                                               IX           14
Miscellaneous                                                           XVI           18
Notices                                                                XVII           19
Offset                                                                   XV           18
Parties to the Agreement                                                 II            5
Premium Accounting                                                        V           10
Reinsurance Claim Settlement                                             VI           11
Reserves                                                               VIII           13
Unintentional Errors, Misunderstandings, or Omissions                    XI           16

SCHEDULES

A        Description of Guaranteed Minimum Death Benefits (GMDBs)
B        Investment Funds Subject to this Reinsurance Agreement
C-1      Limits and Rules of CEDING COMPANY
C-2      Limits and Rules of the REINSURER
D-1      REINSURANCE PREMIUM RATES by Treaty Year
D-2      REINSURANCE RETENTION RATE
E        MORTALITY RATE by Attained Age and Sex of INSURED LIFE
F        ANNUAL MORTALITY IMPROVEMENT FACTOR
G        REINSURER Quota Share of Risk
H        CEDING COMPANY Reporting Format and Data Requirements
I        Surplus Position of REINSURER


--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 2

ARTICLE I - DEFINITIONS

A. DURATION OF AGREEMENT:

EFFECTIVE DATE means December 1, 2002.

ANNUAL VALUATION DATE means November 30.

BUSINESS DAY means any day that securities are traded on the New York Stock Exchange.

MONTHLY VALUATION Date means the last BUSINESS DAY of each month.

TERMINATION DATE means the earlier of November 30, 2012 and the last BUSINESS DAY of the month following the month in which the AGGREGATE GMDB AMOUNT is less than $4,000,000,000.

ANNUAL VALUATION PERIOD means the period from December 1 until November 30.

B. CONTRACT DEFINITIONS:

VARIABLE ANNUITY CONTRACT means a written annuity contract issued by the CEDING COMPANY to a contract owner in accordance with which the CEDING COMPANY agrees to provide specified benefits in accordance with specified terms and conditions.

INSURED LIFE means the oldest owner or annuitant, as specified in the VARIABLE ANNUITY CONTRACT, upon whose death a claim may be due under this Agreement.

GMDB TYPE means one of the Guaranteed Minimum Death Benefits specified in the VARIABLE ANNUITY CONTRACT and described in Schedule A.

ACCOUNT VALUE means for each VARIABLE ANNUITY CONTRACT, the sum of the invested assets in the investment funds shown in Schedule B.

GMDB AMOUNT means the CEDING COMPANY's minimum required payment, pursuant to a VARIABLE ANNUITY CONTRACT, on the death of the INSURED LIFE.

EXCLUDED CONTRACT means any VARIABLE ANNUITY CONTRACT that has (a) a GMDB provision that is suspended due to change in owner or annuitant, (b) a GMDB AMOUNT that is contractually set to the ACCOUNT VALUE, or (c) a spousal continuation in conjunction with a death of an INSURED LIFE. Any EXCLUDED CONTRACT shall be treated as such only on and after the date as of which it satisfies any of the conditions identified as (a), (b), or (c) above.

ACTIVE CONTRACT means a VARIABLE ANNUITY CONTRACT, other than an EXCLUDED CONTRACT, that remains in effect and has not terminated due to death, lapse, surrender or some other valid contingency and has not been annuitized.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 3

AGGREGATE GMDB AMOUNT means the sum of the GMDB AMOUNT for all ACTIVE CONTRACTS covered under this Agreement, as calculated on each MONTHLY VALUATION DATE.

NET AMOUNT AT RISK means for each ACTIVE CONTRACT, the excess, if any, of the GMDB AMOUNT over the ACCOUNT VALUE.

C. REINSURED AMOUNT DEFINITIONS:

REINSURED NET AMOUNT AT RISK means the NET AMOUNT AT RISK multiplied by the REINSURER's quota share of risk in accordance with Schedule G.

D. REINSURANCE PREMIUM DEFINITIONS:

REINSURANCE PREMIUM RATE means the numerical value provided in Schedule D-1.

MORTALITY RATE means a numerical value, provided in Schedule E, based on the attained age and sex of the INSURED LIFE.

ANNUAL MORTALITY IMPROVEMENT FACTOR means a numerical value, provided in Schedule F, for each ANNUAL VALUATION PERIOD.

MORTALITY IMPROVEMENT FACTOR means the product of all ANNUAL MORTALITY IMPROVEMENT FACTORs from the inception of this Agreement at each ANNUAL VALUATION DATE.

TERMINATION RATE means the percentage of AGGREGATE GMDB AMOUNT, based on the AGGREGATE GMDB AMOUNT at the beginning of each ANNUAL VALUATION PERIOD, that terminates for any reason except death or admission into a nursing home that qualifies for waiver of surrender charges under the terms of the VARIABLE ANNUITY CONTRACTs during each ANNUAL VALUATION PERIOD.

MONTHLY REINSURANCE PREMIUM means, for each ACTIVE CONTRACT covered by this Agreement, the sum of the REINSURANCE PREMIUM RATE times the MORTALITY RATE times the MORTALITY IMPROVEMENT FACTOR at the most recent ANNUAL VALUATION DATE times the REINSURED NET AMOUNT AT RISK as of the MONTHLY VALUATION DATE.

REINSURANCE PREMIUM DUE DATE means the MONTHLY VALUATION DATE.

REMITTANCE DATE means the last BUSINESS DAY of the calendar month following the REINSURANCE PREMIUM DUE DATE.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 4

E. REINSURANCE CLAIM DEFINITIONS:

GMDB CLAIM means the REINSURED NET AMOUNT AT RISK on the date that CEDING COMPANY receives due proof of death.

MONTHLY GMDB CLAIM means the sum of all GMDB CLAIMs presented for payment by the CEDING COMPANY to the REINSURER in a month, calculated on each MONTHLY VALUATION DATE.

ANNUAL GMDB CLAIM means the sum of the most recent twelve MONTHLY GMDB CLAIMs, as calculated on each ANNUAL VALUATION DATE.

AGGREGATE GMDB CLAIM means the sum of all GMDB CLAIMS calculated on the TERMINATION DATE.

F. REINSURANCE CLAIM LIMIT DEFINITIONS:

MONTHLY CLAIM LIMIT means the sum of the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK, for each ACTIVE CONTRACT, as calculated on each MONTHLY VALUATION DATE.

ANNUAL CLAIM LIMIT means the sum of the most recent twelve MONTHLY CLAIM LIMITs, as calculated on each ANNUAL VALUATION DATE.

G. REINSURANCE EXPERIENCE REFUND DEFINITIONS:

REINSURANCE RETENTION RATE means the numerical value in Schedule D-2.

MONTHLY REINSURANCE RETENTION means, for each ACTIVE CONTRACT, the sum of the REINSURANCE RETENTION RATE times the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK as of the MONTHLY VALUATION DATE.

ARTICLE II  - PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of the CEDING COMPANY and the REINSURER. This Agreement shall not and is not intended to create any legal relationship or confer any rights and obligations between the REINSURER and any third party, including without limitation, annuitants, contract owners, certificate owners, beneficiaries, applicants or assignees under any ACTIVE CONTRACT.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 5

ARTICLE III  -  EFFECTIVE DATE, TERM AND TERMINATION

A. The Agreement covers VARIABLE ANNUITY CONTRACTs issued by the CEDING COMPANY that:

     (i)   are among the GMDB TYPES  identified in Schedule A;

     (ii)  have accounts invested in the investment funds listed in Schedule B;

     (iii) are issued within the limits and rules described in Schedule C-1;

     (iv)  are ACTIVE CONTRACTS on the EFFECTIVE DATE;

     (v) are in compliance with all of the other terms and provisions of this Agreement

B. Subject to paragraphs C, D and F below, this Agreement will terminate on the TERMINATION DATE.

C. The CEDING COMPANY shall have the option of terminating this Agreement with ninety (90) days written notice to the REINSURER, after the occurrence of any of the following:

          1. The REINSURER's Standard and Poor's Claim Paying Rating is reduced to a "BBB" or lower. The REINSURER must report any adverse change in Standard and Poor's Claim Paying Rating to the CEDING COMPANY within fifteen (15) days of the change. Any notice of termination given by the CEDING COMPANY enabled by such rating reduction shall be deemed withdrawn if the REINSURER's Standard and Poor's Rating is restored to a level higher than "BBB" during the 90 day notice period;

          2. An order appointing a receiver, conservator or trustee for management of the REINSURER is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of the REINSURER;

          3. The REINSURER's U.S. GAAP surplus position is reduced to 70% or less of the value of its U.S. GAAP surplus position as of December 31, 2001. The REINSURER must report such a reduction within fifteen (15) days after it occurs. The REINSURER's surplus position as of December 31, 2001 is provided in Schedule I. Any notice of termination given by the CEDING COMPANY enabled by such surplus reduction shall be deemed withdrawn if the REINSURER's U.S. GAAP surplus position is restored to a level higher than 70% of its U.S. GAAP surplus position as of December 31, 2001 during the 90 day notice period.

D. The REINSURER shall have the option of terminating this Agreement with ninety (90) days written notice to the CEDING COMPANY after the occurrence of any of the following:

          1. The CEDING COMPANY fails to provide timely submissions of data in accordance with Schedule H. The REINSURER must provide the CEDING COMPANY with Notice of Termination. If, during the ninety (90) days following this notification, the REINSURER receives all data submissions in arrears, the notice of termination shall


--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 6
               be deemed withdrawn. If the CEDING COMPANY fails to provide the submission of data in accordance with Schedule H as of the close of the last day of this ninety (90) day notice period, the REINSURER's liability for all risks reinsured associated with the withheld data under this Agreement will terminate.

          2. The CEDING COMPANY fails to pay premium on or before the REMITTANCE DATE. In the event that the premiums are not paid by the REMITTANCE DATE, the REINSURER shall have the right to terminate this agreement by giving ninety (90) days written notice of termination to the CEDING COMPANY. If all premiums in default and interest owed in accordance with Article III, paragraph E are received by the REINSURER within the ninety (90) day time period, the Agreement will remain in effect and the notice of termination shall be deemed withdrawn. If premiums remain in default as of the close of the last day of this ninety
               (90) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate.

E. Except as otherwise provided herein, upon termination of this Agreement, REINSURER shall have no reinsurance liability with respect to any VARIABLE ANNUITY CONTRACT. Not withstanding termination of reinsurance as provided herein, the CEDING COMPANY shall continue to be liable to the REINSURER for all unpaid reinsurance premiums earned by the REINSURER under this Agreement and the REINSURER shall continue to be liable to the CEDING COMPANY for all unpaid GMDB CLAIMS owed to the CEDING COMPANY under this Agreement. Such amounts owed by either party are subject to a daily interest charge from the REMITTANCE DATE until the date paid. The daily interest rate is equal to 1/365 times the sum of (a) the 3-month LIBOR rate as of the most recent MONTHLY VALUATION DATE, as published in the Wall Street Journal, and (b) 1.00%.

F. The CEDING COMPANY may recapture all ACTIVE CONTRACTS under this Agreement prior to the TERMINATION DATE if (a) the EXPERIENCE REFUND ACCOUNT, measured on the most recent ANNUAL VALUATION DATE; is a positive value and
     (b) the sum of the NET AMOUNT AT RISK for all ACTIVE CONTRACTS is less than $750 million on the most recent ANNUAL VALUATION DATE; and (c) the most recent ANNUAL VALUATION DATE is after December 1, 2005. Such recapture is effective on the third MONTHLY VALUATION DATE following written notification from the CEDING COMPANY to the REINSURER.

G. At the time that recapture is elected by the CEDING COMPANY under the conditions described in paragraph F, a Recapture Fee will be payable from the CEDING COMPANY to the REINSURER. The Recapture Fee will be calculated as follows: First determine the greater of $500,000 or the MONTHLY REINSURANCE PREMIUM calculated on the MONTHLY VALUATION DATE immediately following the date that the REINSURER receives written notification from the CEDING COMPANY of its irrevocable intent to recapture. This figure will be divided by 60 and multiplied by the number of months between the MONTHLY VALUATION DATE immediately following the date that the REINSURER receives such notification and November 30, 2012. The resulting amount will be the Recapture Fee which is payable from the CEDING COMPANY to the REINSURER on the REMITTANCE DATE immediately following the MONTHLY VALUATION DATE immediately following the date that the REINSURER receives such notification.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 7

H. In addition to the right of recapture in paragraph F, the CEDING COMPANY may recapture this Agreement on June 30, 2003 upon 60 days prior written notice to the REINSURER. Such notice of recapture, once given, is irrevocable. In the event of recapture under this paragraph, June 30, 2003 shall be the TERMINATION DATE of this Agreement.

I. If the CEDING COMPANY recaptures this Agreement under paragraph H and if the EXPERIENCE REFUND ACCOUNT, at the time that the amended final statement of account is produced by the CEDING COMPANY in accordance with Article VI, Paragraph F, is a negative value, the CEDING COMPANY shall pay such negative amount to the REINSURER. Any such payment shall be included in the final statement of account and amended final statement of account as described in Article VI, paragraphs E and F.

J. If the CEDING COMPANY recaptures this Agreement under paragraph H and if the EXPERIENCE REFUND ACCOUNT, at the time that the amended final statement of account is produced by the CEDING COMPANY in accordance with Article VI, Paragraph F, is a positive value, no experience refund shall be payable to the CEDING COMPANY by the REINSURER.

K. If the CEDING COMPANY recaptures this Agreement under paragraph H, no Recapture Fee as described in paragraph G is payable by the CEDING COMPANY to the REINSURER.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 8

ARTICLE IV  - AUTOMATIC PROVISIONS

A. Subject to Article III, on the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically cede and the REINSURER shall automatically accept the ACTIVE CONTRACTS that are covered under this Agreement.

B. This Agreement covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACT forms or benefit rider forms that were inforce prior to the EFFECTIVE DATE.

C. This Agreement covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACTs invested in Variable and Fixed investment funds listed on Schedule B. If the CEDING COMPANY intends to cede to the REINSURER a liability with respect to a new or revised investment fund it must provide written notice to the REINSURER of such intention together with a copy of the new or revised investment fund, and a revised Schedule
     B. The CEDING COMPANY may add new or revise investment funds without REINSURER approval. Provided the REINSURER receives notice of the new or revised fund within thirty (30) days after the new or revised fund's initial availability, the effective date of reinsurance hereunder shall be the date of the new or revised fund's initial availability. Otherwise, the REINSURER may approve any new or revised fund within thirty (30) working days of the date it receives notification and a copy thereof, and any such fund shall be deemed disapproved if not so approved.

D. This Agreement covers only the liability for GMDB CLAIMS where the date of death of the INSURED LIFE is on or after the EFFECTIVE DATE and before or on the TERMINATION DATE.

E. The REINSURER'S liability for GMDB CLAIMS may be limited in accordance with Schedule C-2.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 9

ARTICLE V  -  PREMIUM ACCOUNTING

A. If reinsurance premiums are not paid by the REMITTANCE DATE, interest in accordance with Article III, paragraph E will be assessed from the REMITTANCE DATE.

B. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule H together with its remittance for the MONTHLY REINSURANCE PREMIUM as shown therein as well as any premium adjustments from the prior period.

C. If the amounts due cannot be determined by the REMITTANCE DATE, the CEDING COMPANY shall have ninety (90) days to determine the appropriate premium and remit with interest in accordance with Article III, paragraph E.

D. If a VARIABLE ANNUITY CONTRACT ceases to be an ACTIVE CONTRACT prior to the MONTHLY VALUATION DATE, the MONTHLY REINSURANCE PREMIUM is adjusted to include premium from the prior MONTHLY VALUATION DATE to the date the VARIABLE ANNUITY CONTRACT ceases to be an ACTIVE CONTRACT.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 10

 ARTICLE VI  - REINSURANCE CLAIM SETTLEMENT

A. The REINSURER shall not be responsible for any obligation of the CEDING COMPANY to any party under any VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY. The CEDING COMPANY is solely responsible for payment of claims under the VARIABLE ANNUITY CONTRACTS.

B. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule H, together with its request for reimbursement for GMDB CLAIMS as shown therein. If requested by the REINSURER, the CEDING COMPANY shall promptly provide the REINSURER with proof of claim, proof of claim payment and any other claim documentation identified by the REINSURER, in accordance with Schedule H.

C. For any calendar year, the REINSURER shall not be responsible for reimbursement for any ANNUAL GMDB CLAIMS in excess of the ANNUAL CLAIM LIMIT. If ANNUAL GMDB CLAIMS for any calendar year exceed the ANNUAL CLAIM LIMIT, the request for reimbursement for GMDB CLAIMS shall be reduced so that the sum of all such requests for reimbursement in that calendar year do not exceed the ANNUAL CLAIM LIMIT.

D. If GMDB CLAIMS are not paid by the REMITTANCE DATE, interest calculated in accordance with Article III, paragraph E will be assessed from the REMITTANCE DATE and will continue until the GMDB CLAIMS are paid in full.

E. A finalstatement of accounts prepared by the CEDING COMPANY is due sixty (60) days after the TERMINATION DATE. On or before this date, the CEDING COMPANY shall forward to the REINSURER its final statement of account as set forth in Schedule H. Based on the statement of account, any amounts owed by either party must be paid within thirty (30) days of receiving the statement of accounts. If amounts owed are not paid within thirty (30) days of receiving the statement of account, the amounts owed are subject to an interest charge in accordance with Article III, paragraph E, assessed beginning thirty (30) days after receiving the statement of account.

F. The CEDING COMPANY shall have six (6) months after the TERMINATION DATE to submit to REINSURER an amended final statement of account. Any amounts owed by either the CEDING COMPANY or the REINSURER based on the amended final statement of account, including any provision for Experience Refund in accordance with Article VII, must be paid within thirty (30) days of receipt of the amended final statement. If the amount owed is not paid within thirty (30) days of receiving the statement of account, the amount owed is subject to an interest charge in accordance with Article III, Paragraph E.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 11

ARTICLE VII - EXPERIENCE REFUND

A. The EXPERIENCE REFUND ACCOUNT shall be calculated on each MONTHLY VALUATION DATE as the sum of the EXPERIENCE REFUND ACCOUNT on the previous MONTHLY VALUATION DATE plus interest on the EXPERIENCE REFUND ACCOUNT on the previous MONTHLY VALUATION DATE plus MONTHLY REINSURANCE PREMIUM less MONTHLY GMDB CLAIM less MONTHLY REINSURANCE RETENTION.

B. Interest on the EXPERIENCE REFUND ACCOUNT shall be calculated using a monthly interest rate equal to 1/12 times the sum of (a) the 3-month LIBOR rate on the preceding MONTHLY VALUTION DATE as published in the Wall Street Journal and (b) 0.50%.

C. The EXPERIENCE REFUND ACCOUNT on the EFFECTIVE DATE shall be the quantity zero, and the EXPERIENCE REFUND ACCOUNT shall continue to be calculated until the time that the amended final statement of account is produced by the CEDING COMPANY in accordance with Article VI, Paragraph F.

D. Unless subject to Article III, Paragraph J, if the EXPERIENCE REFUND ACCOUNT is a positive value as reported in the amended final statement of account as prepared by the CEDING COMPANY in accordance with Article VI, paragraph F, an experience refund equal to 85% of the EXPERIENCE REFUND ACCOUNT is payable to the CEDING COMPANY by the REINSURER. Such experience refund, if payable, shall be included in the amended final statement of account, as described in Article VI, paragraph F. If the EXPERIENCE REFUND ACCOUNT is not a positive value as reported in the amended final statement of account, no experience refund is payable.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 12

ARTICLE VIII  -  RESERVES

A. The reserve held by the REINSURER for reinsurance of the variable annuity death benefit will be determined in accordance with the current applicable NAIC Actuarial Guidelines, with reasonable adjustments for the non-proportional aspects of this Agreement.

B. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualifies for reinsurance credit in the states of Massachusetts and Delaware for reinsurance ceded hereunder. As a non-authorized reinsurer in Massachusetts and Delaware, REINSURER will comply with Massachusetts and Delaware Insurance Law relating to reinsurance credit for non-authorized reinsurers, as promulgated in Massachusetts' and Delaware's statutes on the effective date of this Agreement.

C.   Provision for statutory reserves is satisfied by the REINSURER if either:

          1. the funds (including any additional amounts legally required) are in a trust that complies with the CEDING COMPANY's applicable regulations, subject to withdrawal solely by, and under the exclusive control of the CEDING COMPANY, held in a qualified United States financial institution, as defined below, are at least as great as the statutory reserves as of the ANNUAL VALUATION DATE;

          2. cash or marketable securities are transferred to the CEDING COMPANY in an amount at least as great as the statutory reserves as of the ANNUAL VALUATION DATE, with the actual investment earnings on the proceeds owned by the REINSURER.

          3. clean, irrevocable, unconditional letters of credit, in an amount at least as great as the statutory reserves as of the ANNUAL VALUATION DATE, issued or confirmed by a qualified United States financial institution, meeting applicable standards of issuer acceptability as of the dates of their issuance.

          4. a combination of (1), (2) and (3), such that the sum is at least as great as the statutory reserves.

D. If at the end of any ANNUAL VALUATION PERIOD the statutory reserve is a positive value less than $500,001, the REINSURER may, at its sole discretion, make provision for this statutory reserve.

E. A qualified United States financial institution means an institution that meets either subdivision (1) or (2):

          1. Is organized, or in the case of a United States office of a foreign banking organization, is licensed, under the laws of the United States or any state in the United States, is regulated, supervised, and examined by federal or state authorities having regulatory authority over banks and trust companies, and has been determined by the commissioner of Michigan to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 13
               financial institutions whose letters of credit will be acceptable to the commissioners of Massachusetts and Delaware.

          2. For those institutions that are eligible to act as a fiduciary of a trust, is organized, or in the case of a United States branch or agency office of a foreign banking organization, is licensed, under the laws of the United States or any state in the United States, has been granted authority to operate with fiduciary powers, and is regulated, supervised, and examined by federal or state authorities having regulatory authority over banks and trust companies.

ARTICLE IX  -  LITIGATION

In the event of any action brought against the CEDING COMPANY under any VARIABLE ANNUITY CONTRACT that is subject to the terms and conditions of this Agreement, the CEDING COMPANY shall provide a copy of such action and written notice of such action within thirty (30) business days to the REINSURER.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 14

ARTICLE X  -  ACCESS TO RECORDS

A. The REINSURER, or its duly authorized representative, shall have access at any reasonable time during regular business hours, to all records of the CEDING COMPANY, including the right to photocopy and retain copies of such documents, which reasonably pertain to this Agreement. Records shall be maintained in accordance with prudent standards of insurance company record keeping and must be retained for a period of at least three (3) years after the final settlement date. Within one hundred and twenty (120) days following the end of each calendar year, the CEDING COMPANY and the REINSURER will provide each other with copies of their respective audited financial statements.

B. The CEDING COMPANY and the REINSURER may come into the possession or knowledge of Confidential Information of the other in fulfilling obligations under this Agreement. Each party agrees to hold such Confidential Information in the strictest confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by each of them or by any of its employees to third parties of any kind, other than attorneys, accountants, reinsurance intermediaries, consultants or retrocessionaires having an interest in such information, except by advance written authorization by an officer of the authorizing party; provided, however, that either party will be deemed to have satisfied its obligations as to the Confidential Information by protecting its confidentiality in the same manner that such party protects its own proprietary or Confidential Information of like kind which shall be at least a reasonable manner. "Confidential Information" means any information which (1) is not generally available to or known by the public, or (2) has not been lawfully obtained or developed by either party independently and not in violation of this Agreement or from any source other than the other party, provided that such source is not bound by a duty of confidentiality to such other party, and which consists of:

          1. Information or knowledge about each party's products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management practices; and

          2. Any medical or other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by insurance plan, and each party's producers and employees.

          3.   Records provided pursuant to Paragraph A, above.

C. If either the CEDING COMPANY or the REINSURER discloses Confidential Information to interested parties such as, but not limited to, attorneys, accountants, reinsurance intermediaries, consultants or retrocessionaires having an interest in such information, such interested parties shall also be bound by this Article's provisions on disclosing Confidential Information. The CEDING COMPANY or the REINSURER must inform the interested party of the provisions of this Article and agree to ensure that the interested parties honor the provisions.

D.   This Article expires 3 years after the TERMINATION DATE.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 15

ARTICLE XI  -  UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

ARTICLE XII  -  CURRENCY

All retentions and limits hereunder, and all monetary data elements as described in Schedule H, are expressed in United States dollars and all premium and claim payments shall be made in United States dollars.

ARTICLE XIII  -  INSOLVENCY

A. In the event of insolvency of the CEDING COMPANY, all reinsurance under this Agreement will be payable directly by the REINSURER to the CEDING COMPANY or to its liquidator, receiver, conservator or statutory successor on the basis of the REINSURER's liability to the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver, or statutory successor will, within reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any contracts reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses that it may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense incurred by the REINSURER will be chargeable, subject to court approval against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more REINSURERs are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. In the event of insolvency of the REINSURER, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such reinsurance, at the date of recapture.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 16

ARTICLE XIV  -  ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute between the parties with respect to the interpretation of this Agreement or any right, obligation or liability of either party, whether such dispute arises before or after termination of this Agreement, shall be submitted to arbitration upon the written request of either party. Each party shall select an arbitrator within thirty (30) days after the written request for arbitration. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the written request for arbitration, the other party may appoint the second arbitrator. The two arbitrators shall select an umpire within thirty (30) days after the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days after the appointment of the second arbitrator, either party may submit a request to the American Arbitration Association to select an umpire, subject to the requirements for such arbitrator set forth below.

B. The arbitrators and the umpire all shall be active or retired, disinterested executive officers of insurance or reinsurance companies. The umpire shall preside at all hearings and meetings of the panel and shall announce the decision of the panel. The majority vote of the arbitrators and the umpire shall be the decision of the panel. The decision shall be in writing signed by the majority in favor thereof.

C. The arbitration panel shall interpret this Agreement as an agreement entered into in the highest good faith in keeping with the commercially recognized customs and practices of the insurance business and shall make its decision considering said customs and practices. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence. Interpreting this Agreement, should it become necessary to refer to the laws of any particular jurisdiction, the arbitration panel shall apply the laws of the state of Ohio without regard to the conflicts of laws provision thereof.

D. The decision of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses as it deems appropriate, including, but not limited to, attorneys' fees, interest and compensatory damages. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

E. All meetings and hearings before the arbitration panel shall take place in Worcester, Massachusetts unless some other place is mutually agreed upon by both parties or ordered by the panel.

F. In the absence of a decision to the contrary by the arbitration panel, each party shall bear the expense of the arbitrator chosen by or for it and shall jointly and equally bear with the other party the expense of the umpire and of the arbitration.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 17

ARTICLE XV - OFFSET

Either party shall have, and may exercise at any time the right to offset any balance or amounts whether on account of premiums, or on account of claims or otherwise, due from one party to the other under the terms of this Agreement.

ARTICLE XVI  - MISCELLANEOUS

A. This Agreement will be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other.

B. The REINSURER will pay the CEDING COMPANY a Federal Excise Tax allowance on each MONTHLY VALUATION DATE equal to the amount of any Federal Excise Tax paid by the CEDING COMPANY during the prior month, with the prior approval of the REINSURER, in connection with the annuities reinsured hereunder. The CEDING COMPANY will be responsible for the timely payment of Federal Excise Tax and for the filing of all required tax, information returns or filings with the Internal Revenue Service with respect to this Agreement.

C. This Agreement means the text hereof and all Exhibits, Schedules and Amendments effected in accordance herewith. The Agreement constitutes the entire statement of agreement between the parties with regard to the subject matter hereof. There are no other understandings or agreements between the parties regarding the contracts reinsured other than as expressed in this Agreement. Any changes or additions to this Agreement must be effected by means of a written amendment that has been signed by both parties.

D. Notwithstanding the termination of this Agreement as provided herein, its provisions will continue to apply hereunder to the end that all obligations and liabilities incurred by each party hereunder will be full performed and discharged.

E. If any provision of this Agreement should be rendered invalid, illegal or unenforceable, the parties will renegotiate the Agreement in good faith to cure such invalid, illegal or unenforceable provision. If such negotiations are unsuccessful to resolve the matter, then (i) such invalid, illegal or unenforceable provision will be deleted from the Agreement, (ii) to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and
     (iii) this Agreement will be construed to give effect to the remaining provisions hereof to carry out its original intent.

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 18

ARTICLE XVII  -  NOTICES

A. All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile with evidence of successful transmission, sent via reputable overnight carrier, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

                   Chief Financial Officer
                   Allmerica Financial Life Insurance and Annuity Company 440 Lincoln Street
                   Worcester, MA  01653
                   Phone: (508) 855-4740      Fax: (617) 855-6641

                   Chief Financial Officer
                   ACE Tempest Life Reinsurance Ltd.
                   The ACE Building, 30 Woodbourne Avenue
                   Hamilton, HM 08 Bermuda
                   Phone: (441) 298-9532      Fax: (441) 295-2888

B. Notice shall be deemed given on the date it is received in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

In witness whereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

ACE Tempest Life Reinsurance Ltd.                  Allmerica Financial Life Insurance and Annuity
                                                   Company

By   _______________________________________         By   ______________________________________

Date _______________________________________         Date ______________________________________

By   _______________________________________         By   ______________________________________

Date _______________________________________        Date  ______________________________________

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 19

                                   SCHEDULE A

            Description of Guaranteed Minimum Death Benefits (GMDBs)

The Guaranteed Minimum Death Benefits are completely described in the VARIABLE ANNUITY CONTRACTS, riders, or prospectuses.

I.  Dollar for Dollar Reduction for withdrawals:
         Maximum of (AV, premium, 7yr ratchet)
         Maximum of (AV, premium, 5yr ratchet)

II. Proportionate or Blended Reduction for Withdrawals:
         Maximum of (AV, premium)
         Maximum of (AV, premium, 5yr ratchet)
         Maximum of (AV, 5% premium rollup, 1 yr ratchet)
         Maximum of (AV, premium, 1 yr ratchet)
         Maximum of (AV, 7% premium rollup)
         Maximum of (AV, 7% premium rollup, 1 yr ratchet)
         Maximum of (AV, premium, 15% Breakthrough ratchet)
         Maximum of (AV, premium, 10% Breakthrough ratchet)
         Maximum of (AV, 5% premium rollup, 15% Breakthrough ratchet) Maximum of (AV, 5% premium rollup, 10% Breakthrough ratchet)







--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 20

                                   SCHEDULE B

             Investment Funds Subject to this Reinsurance Agreement

All Investment Funds available to VARIABLE ANNUITY CONTRACT owners on the EFFECTIVE DATE are subject to this Agreement. New Investment Funds, eligible for reinsurance hereunder since the EFFECTIVE DATE, are listed below:

None










-------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 21

                                  SCHEDULE C-1

                     Limits and Rules of the CEDING COMPANY


1) CEDING COMPANY will determine the Guaranteed Minimum Death Benefit for each contract within fourteen (14) working days of receipt of due proof of death and all required claim forms.












--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 22

                                  SCHEDULE C-2

                        Limits and Rules of the REINSURER


1) REINSURER's liability cannot be increased as a result of CEDING COMPANY's actions with respect to contested claims.

2) The REINSURER will not be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against the CEDING COMPANY.

3) A contract where a spousal continuation occurs will be subject to this Agreement; however, the REINSURER will not pay more than one GMDB CLAIM per VARIABLE ANNUITY CONTRACT.











--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 23

                                  SCHEDULE D-1

                     REINSURANCE PREMIUM RATE by Treaty Year


The premium rates for reinsurance, subject to the terms and conditions of this Agreement, are guaranteed while the reinsurance coverage is in effect.

Treaty Year beginning in                    REINSURANCE PREMIUM RATE
------------------------                    ------------------------
2002                                        70.0%
2003                                        72.1%
2004                                        74.3%
2005                                        76.4%
2006                                        80.0%
2007                                        80.0%
2008                                        80.0%
2009                                        80.0%
2010                                        80.0%
2011                                        80.0%












--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 24

                                  SCHEDULE D-2

                           REINSURANCE RETENTION RATE


REINSURANCE RETENTION RATE   .10



















--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 25

                                   SCHEDULE E

               MORTALITY RATE by INSURED LIFE ATTAINED AGE and SEX

94 MGDB MONTHLY REINSURANCE PREMIUM RATES
(Rates per $1 of NAR, based on oldest owner's age last birthday)

AGE           MALE       FEMALE              AGE        MALE       FEMALE             AGE        MALE        FEMALE
---           ----       ------              ---        ----       ------             ---        ----        ------
  0        0.00005      0.00004              39      0.00010      0.00007             78      0.00522       0.00330
  1        0.00005      0.00004              40      0.00011      0.00007             79      0.00580       0.00368
  2        0.00004      0.00003              41      0.00012      0.00008             80      0.00643       0.00410
  3        0.00003      0.00002              42      0.00013      0.00008             81      0.00709       0.00458
  4        0.00002      0.00002              43      0.00014      0.00009             82      0.00777       0.00512
  5        0.00002      0.00002              44      0.00015      0.00009             83      0.00846       0.00570
  6        0.00002      0.00002              45      0.00016      0.00010             84      0.00919       0.00633
  7        0.00002      0.00001              46      0.00018      0.00011             85      0.00998       0.00704
  8        0.00002      0.00001              47      0.00020      0.00011             86      0.01088       0.00783
  9        0.00002      0.00001              48      0.00022      0.00012             87      0.01192       0.00874
  10       0.00002      0.00001              49      0.00024      0.00013             88      0.01308       0.00975
  11       0.00002      0.00001              50      0.00027      0.00015             89      0.01435       0.01085
  12       0.00002      0.00002              51      0.00030      0.00016             90      0.01571       0.01203
  13       0.00003      0.00002              52      0.00033      0.00018             91      0.01715       0.01329
  14       0.00003      0.00002              53      0.00037      0.00020             92      0.01866       0.01462
  15       0.00004      0.00002              54      0.00041      0.00022             93      0.02029       0.01602
  16       0.00004      0.00002              55      0.00046      0.00024             94      0.02201       0.01750
  17       0.00004      0.00003              56      0.00052      0.00027             95      0.02377       0.01906
  18       0.00005      0.00003              57      0.00059      0.00031             96      0.02549       0.02069
  19       0.00005      0.00003              58      0.00066      0.00036             97      0.02715       0.02241
  20       0.00005      0.00003              59      0.00074      0.00041             98      0.02875       0.02421
  21       0.00005      0.00003              60      0.00084      0.00047             99      0.03031       0.02610
  22       0.00006      0.00003              61      0.00094      0.00054            100      0.03188       0.02805
  23       0.00006      0.00003              62      0.00107      0.00062            101      0.03350       0.03003
  24       0.00006      0.00003              63      0.00120      0.00070            102      0.03521       0.03209
  25       0.00007      0.00003              64      0.00135      0.00080            103      0.03711       0.03429
  26       0.00007      0.00003              65      0.00152      0.00090            104      0.03909       0.03659
  27       0.00007      0.00003              66      0.00169      0.00101            105      0.04099       0.03880
  28       0.00008      0.00003              67      0.00187      0.00111            106      0.04263       0.04075
  29       0.00008      0.00003              68      0.00205      0.00121            107      0.04387       0.04232
  30       0.00008      0.00004              69      0.00224      0.00130            108      0.04473       0.04358
  31       0.00008      0.00004              70      0.00245      0.00141            109      0.04530       0.04458
  32       0.00008      0.00004              71      0.00268      0.00155            110      0.04564       0.04530
  33       0.00008      0.00004              72      0.00294      0.00172            111      0.04580       0.04571
  34       0.00008      0.00005              73      0.00321      0.00191            112      0.04583       0.04583
  35       0.00008      0.00005              74      0.00351      0.00212            113      0.04583       0.04583
  36       0.00009      0.00005              75      0.00384      0.00236            114      0.04583       0.04583
  37       0.00009      0.00006              76      0.00423      0.00264            115      0.08333       0.08333
  38       0.00010      0.00006              77      0.00469      0.00296


--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 26

                                   SCHEDULE F

                       ANNUAL MORTALITY IMPROVEMENT FACTOR


TERMINATION RATE                            ANNUAL MORTALITY IMPROVEMENT FACTOR
5% or greater                                              1.00
4% - 4.99%                                                 0.99
3% - 3.99%                                                 0.98
2% - 2.99%                                                 0.97
1% - 1.99%                                                 0.96
0% - 0.99%                                                 0.95


--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 27

                                   SCHEDULE G

                          REINSURER Quota Share of Risk


For each VARIABLE ANNUITY CONTRACT, REINSURED NET AMOUNT AT RISK will be based on the share of risk from the table below.

VARIABLE ANNUITY CONTRACTS                               Share of Risk
--------------------------                               -------------
CB10006745                                                    0.0%
CB10010371                                                    0.0%
CB10014103                                                    0.0%
GN00126341                                                    0.0%
GN00131909                                                    0.0%
PN00451756                                                    0.0%
SB10004198                                                    0.0%
VN00414175                                                    0.0%

All other                                                    17.0%

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 28

                                   SCHEDULE H

                     Reporting Format and Data Requirements

MONTHLY REPORTING DATA REQUIREMENTS (PREPARED BY CEDING COMPANY)
ACTIVE CONTRACTS ONLY:
INSURED LIFE SSN (available no later than June 1, 2003)
Contract Identifier
Joint Life Indicator
INSURED LIFE Issue Age
INSURED LIFE Sex
Issue Date
Initial Purchase Payment
Total Purchase Payment
Cumulative Withdrawals
Account value by subaccount
GMDB Type
GMDB Amount
NET AMOUNT AT RISK
Qualified Status
Termination Indicator (reported in first monthly report following termination)

QUARTERLY REPORTING REQUIREMENTS (PREPARED BY REINSURER)
GAAP Surplus position
Standard and Poor's Ratings

ADDITIONAL MONTHLY CLAIM REPORTING DATA REQUIREMENTS (PREPARED BY CEDING
COMPANY)
DEATHS ONLY:
This includes Monthly Reporting Data Requirements as of the Date of Notification (the date that death related paperwork is submitted in full), plus the following:

Date of Death
Date of Notification
Death Benefit Paid
Death Benefit Proceeds in Excess of Account Value

MONTHLY STATEMENT OF ACCOUNT (PREPARED BY CEDING COMPANY)
(prepared for each GMDB TYPE and in aggregate)

1.  Calculated value of ANNUAL CLAIM LIMIT and ANNUAL GMDB CLAIMS
2.  Calculated value of MONTHLY REINSURANCE BASE PREMIUMS
3.  Calculated value of REINSURED NET AMOUNT AT RISK and MONTHLY
    REINSURANCE PREMIUM

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 29

                                   SCHEDULE I

                          Surplus Position of REINSURER


U.S. GAAP Surplus for the REINSURER as of December 31, 2001: $1,654,810,000 USD

--------------------------------------------------------------------------------
AFLIAC and ACE Tempest Life           GMDB II                                 30